UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2010

SIEBERT FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

New York	0-5703	11-1796714

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

885 Third Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:          (212) 644-2400

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

          On July 28, 2010, Siebert Financial Corp. (the “Company”) received notice from The Nasdaq Stock Market (“Nasdaq”) stating that for more than 30 consecutive business days, the Market Value of Publicly Held Shares closed below the minimum $5 million required for continued listing on the Nasdaq Global Market under Nasdaq Rule 5450(b)(1)(C). Market Value of Publicly Held Shares is calculated by multiplying the publicly held shares, which is total shares outstanding less any shares held by officers, directors, or beneficial owners of more than 10%, by the closing bid price. Muriel F. Siebert, Chairwoman, Chief Executive Officer, President and a director of the Company, currently owns 89.6% of the outstanding common stock of the Company. Therefore, the value of shares beneficially owned by Muriel F. Siebert, and the value of shares beneficially owned by other officers and directors of the Company, is excluded from the Market Value of Publicly Held Shares of the Company.

          Nasdaq Rule 5810(c)(3)(D) provides the Company a grace period of 180 calendar days, or until January 24, 2011, to regain compliance with the Market Value of Publicly Held Shares. In order to regain compliance, the Market Value of Publicly Held Shares must close at $5 million or more for a minimum of ten consecutive business days during the grace period.

          The Company intends to actively monitor the Market Value of Publicly Held Shares between now and January 24, 2011. The Company has not yet determined whether to take other action in response to the notification letter.

          During the six months ended June 30, 2010, the Company repurchased 8,882 shares of its common stock at an average price of $2.32.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIEBERT FINANCIAL CORP.

Date: August 3, 2010	By:	/s/ Joseph M. Ramos, Jr.

Joseph M. Ramos, Jr.
Executive Vice President and Chief Financial Officer